Exhibit 10.1
RELEASE AGREEMENT

This Release Agreement (“Agreement”) is made and entered into by and among Scott Spradley (AKA Jay Spradley) PN 00909530 (“you”) and Tyson Foods, Inc. (“Tyson”). In consideration of the mutual promises contained herein, the parties hereby agree as follows:

(1)Termination of Employment. Effective as of midnight January 9, 2023 (your “Termination Date”) your employment with Tyson is terminated. The parties wish to settle and compromise fully any and all claims and issues that have been raised or could be raised by you.

(2)Consideration. In consideration and as material inducement for your signing this Agreement, the sufficiency of which is acknowledged:

(i)Severance Benefit. Subject to your execution and non-revocation of this Agreement, Tyson will pay you One-Hundred and Four (104) weeks of your current base annual salary (the “Severance Payments”) through its regular payroll practice beginning on the first payroll date commencing on or after July 9, 2023, provided that any Severance Payments that were delayed in accordance with Section 409A will be paid in a single lump sum on the first payroll date commencing on or after July 9, 2023 in accordance with, and subject to, the terms and provisions of the Executive Severance Plan of Tyson Foods, Inc. (the “Plan”). These Severance Payments constitute gross wages, subject to applicable withholdings for federal, state, and local taxes, Social Security, and other required withholdings. You acknowledge and agree that you would not otherwise be entitled to the Severance Payments but for entering into this Agreement.

(ii)Subsidized Health Care Continuation. Subject to your execution and non-revocation of this Agreement, if upon your Termination Date you are eligible for and timely elect COBRA health continuation coverage under Tyson’s group health plan(s) for yourself and, if applicable, your eligible dependents, such coverage will be paid for by Tyson, less the portion of the premium cost paid by active employees for the same type and level of coverage, for a period of up to four (4) weeks beginning with the first day of the COBRA health continuation coverage period provided you timely pay your portion of the premium due for such coverage. Once the premium subsidy ends, you must pay the full COBRA premium to maintain coverage. However, for each month that you are entitled to receive Severance Payments (including, for this purpose, any Severance Payments that are delayed in accordance with Section 409A), Tyson will pay a taxable reimbursement (without any form of tax gross-up) to you in an amount equal to the difference between the full COBRA premium you paid for coverage and the actively employed team member rate for the same type and level of coverage. All of the terms and conditions of Tyson’s group health plan(s), as amended from time to time, shall apply to such coverage, including any rule that COBRA continuation coverage will end when an individual first becomes covered under any other group health plan or entitled to Medicare. Such taxable reimbursement shall end on the date on which occurs the earliest of the following: (1) you cease to be entitled to receive any payments under Paragraph 2(i) for any reason; (2) you cease to be eligible for COBRA continuation coverage; (3) twenty- four (24) months after your Termination Date; or (4) you notify Tyson that you no longer desire coverage under Tyson’s group health plan.

(iii)Additional Severance Payment. Subject to your execution and non-revocation of this Agreement, you may be paid a single lump sum cash amount, based on provisions of the Annual Incentive Plan for such applicable fiscal year, in accordance with, and subject to, the terms and provisions of the Plan, as determined by Tyson in its sole discretion. This amount will be paid through Tyson’s regular payroll practice beginning on the first payroll date commencing on or after July 9, 2023.

(iv)Conditional Vesting of Restricted Stock, Performance Shares and Stock Options. Subject to your execution and non-revocation of this Agreement, you may become vested, in whole or in pro rata share, of your unvested restricted stock awards, performance share awards, and any unvested stock options that are outstanding on the Termination Date, all as provided by the terms of each specific stock incentive or award agreement. Any performance share awards that vest pursuant to this paragraph (iv) shall not be paid until such time as it would have otherwise been paid under the terms of the stock incentive or award agreement and will only be paid if the performance criteria are met.

(v)Separation Payment defined. The payments and benefits made pursuant to Paragraph 2(i) through
(iv) are referred to throughout this Agreement as the “Separation Payment.”

(vi)Consideration and Acknowledgment. You understand, acknowledge, and agree that the Separation Payment constitutes consideration for your execution of this Agreement and compliance with the terms herein and exceeds what you would otherwise be entitled to receive upon separation from employment in the absence of this Agreement.
(vii)Benefit Termination. It is understood that your coverage under all Tyson benefit plans, including, but not limited to, retirement, disability, accidental death and dismemberment, life insurance, vacation, and stock plans, cease as of the Termination Date. Any amounts that are vested benefits under any plan or program of Tyson or any of its affiliated companies at or subsequent to the Termination Date will be payable in accordance with such plan or program. (This subsection (viii) does not include Tyson’s group medical, dental, vision, and drug plan(s) if COBRA continuation coverage is timely and properly elected by you, which will then be provided in accordance with Paragraph 2(ii). If you do not timely and/or properly elect COBRA continuation coverage, then your participation in those plans, including your right to any subsidized or reimbursement for coverage, shall cease in accordance with the terms of the applicable plan.)
(viii)Forfeiture Upon Return. Any regular severance pay or lump sum cash payment granted but yet unpaid will be forfeited if you are reemployed by Tyson or a Tyson affiliate in any capacity prior to such payment being made.
(ix)No Representation Regarding Taxability. Tyson makes no representation concerning the taxability of any portion of the Separation Payment, or forfeiture thereof, on your behalf and shall have no obligation to you for any taxes, which may become due on such payment. You agree to bear all tax consequences, if any, attendant upon the payment to you of the above-recited sums, or forfeiture thereof. You further agree to hold Tyson harmless from and against any tax or tax withholdings claims, amounts, interest, penalties, fines, or assessments brought or sought by any taxing authority or governmental agency with regard to the above-recited sums.
(3)General Release. In consideration for the Severance Payments, you, on behalf of yourself and your spouse, family, heirs, executors, administrators, attorneys, agents and assigns, hereby waive, release and forever discharge Tyson, together with Tyson’s subsidiaries, divisions and affiliates, whether direct or indirect, and their joint ventures and joint venturers (including its and their respective directors, officers, associates, employees, shareholders, partners and agents, past, present, and future), employee benefit plans or programs (including any trustees, fiduciaries, and third party service providers of such plans or programs), and each of its and their respective predecessors, successors and assigns (hereinafter collectively referred to as “Releasees”), from any and all known or unknown actions, causes of action, claims, suits, demands, rights, damages, costs, expenses, attorney’s fees, compensation or liabilities of any kind which have been or could be asserted against the Releasees arising out of or related to your employment with and/or separation from employment with Tyson and/or any of the other Releasees and/or any other occurrence up to and including the date that you sign this Agreement, including but not limited to:

(i)claims, actions, causes of action or liabilities arising under: the Worker Adjustment and Retraining Notification Act as amended (the “WARN Act”); Title VII of the Civil Rights Act of 1964, as amended; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; the Civil Rights Act of 1991, as amended; the Civil Rights Act of 1866; the National Labor Relations Act; the Labor Management Relations Act ; the Fair Labor Standards Act (“FLSA”), as amended; the Federal Occupational Safety and Health Act, as amended; the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended; the Rehabilitation Act of 1973, as amended; the Americans with Disabilities Act of 1990 (“ADA”), as amended; the Family and Medical Leave Act of 1993, as amended (“FMLA”); the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”); the Uniformed Services Employment and Reemployment Rights Act (“USERRA”); the Genetic Information Nondiscrimination Act of 2008 (“GINA”); the False Claims Act (including the qui tam provision thereof); the Immigration Reform and Control Act; the False Claims Act; the Sarbanes-Oxley Act, as amended; the Dodd-Frank Act; as amended; and/or any other federal, state, municipal, or local employment discrimination statutes, laws, regulations, ordinances or executive orders (including, but not limited to, claims based on age, sex, attainment of benefit plan rights or entitlement to plan benefits, entitlement to prior notice, race, color, religion, national origin, source of income, union activities, marital status, sexual orientation, ancestry, harassment, parental status, handicap, disability, retaliation, and veteran status); intentional or negligent infliction of emotional distress and outrage; defamation; interference with employment and/or contractual relations; wrongful or retaliatory discharge; invasion of privacy; breach of contract, express or implied; workers’ compensation retaliation claims; and any state or federal contractual, tort, or common law theory of liability or damages; and/or

(ii)Any and all claims, rights or causes of action you may have as of the date that you sign this Agreement arising under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. Sec. 621, et seq. (“ADEA”). You further agree that your waiver of rights under this Agreement is knowing and voluntary and in compliance with the Older Workers Benefit Protection Act of 1990 (“OWBPA”).

(4)Exclusions from General Release. Notwithstanding the above General Release of all claims, you are not waiving or releasing (i) any claims or rights which cannot be waived by law, (ii) claims for workers’ compensation, (iii) claims for medical conditions caused by exposure to hazards during your employment of which you were not aware before or at the time you sign this Agreement, (iv) claims arising after the date that you sign this Agreement, (v) to the extent that you participate, claims for vested or accrued benefits under a Releasee’s employee benefit plan, including but not limited to any unused vacation, Executive Life Insurance Program, Supplemental Executive Retirement Plan (“SERP”), Executive Savings Plan, or (vi) your right to file a charge, complaint, or to participate in an investigation or communicate with the United States Equal Employment Opportunity Commission (the “EEOC”), the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal, state, or local governmental agency or commission. This Agreement does not limit your right to receive an award for information provided to any government agency. You are, however, freely waiving all rights to recover money or other individual relief in connection with any EEOC charge or investigation.

(5)Employee Acknowledgments: You further agree that (i) you have been paid (or are paid by way of this Agreement or by your final paycheck) for all hours worked, including overtime, (ii) you have not suffered any on-the-job injury for which you have not already filed a claim, (iii) you have received all leave you requested and for which you were eligible, (iv) you have received (or are receiving by way of this Agreement) all wages, compensation, bonuses, commissions, vacation pay, severance, and/or other benefits due to you as of the date you sign this Agreement, other than base salary earned but unpaid as of the Termination Date, and, (v) you have returned to Tyson all files, memoranda, records, credit cards, manuals, computer equipment, computer software, pagers, cellular phones, facsimile machines, Tyson vehicles and any other equipment or documents, and all other physical or personal property that you received from Tyson and/or that you used in the course of your employment with Tyson and that are the property of Tyson. You acknowledge that you have held such information in trust and in strict confidence and will continue to do so, and that you have complied and will comply with Tyson’s policies regarding proprietary and confidential information.

(6)Covenant Not to Sue. A “covenant not to sue” is a legal term which means you promise not to file a lawsuit in court. It is different from the General Release of claims contained in Paragraph 3 above because, in addition to waiving and releasing the claims covered by Paragraph 3 above, you further promise and represent that (i) you have no pending lawsuits against the Releasees with any municipal, state or federal court or non- governmental entity, and (ii) you will not sue any of the Releasees or become a party to a lawsuit in any forum for any reason whatsoever relating to anything that has happened through the date that you sign this Agreement. If you break this promise, Tyson shall be entitled to apply for and receive an injunction to restrain any violation of this paragraph. Further, Tyson may cease providing the Severance Payments to you and you shall be required to repay all but $200 of the Severance Payments. Alternatively, at Tyson’s option, you shall be liable for the payment of all legal costs, including reasonable attorneys’ fees, paid by Tyson in connection with any lawsuit you file. Notwithstanding this covenant not to sue, you may bring a claim or lawsuit to challenge the validity of this Agreement under the ADEA. You are, however, specifically waiving your right to any monetary recovery or other relief under the ADEA.

(7)Cessation of Authority. You further understand and agree that as of the Termination Date, you are no longer authorized to incur any expenses, obligations, or liabilities, or to make any commitments on behalf of Tyson. You also agree to submit to Tyson on or before the Termination Date, any and all expenses incurred by you through that date and disclose to Tyson any and all contracts or other obligations entered into by you on behalf of Tyson.

(8)Confidentiality. You further agree, unless otherwise specifically authorized in writing by Tyson, that (i) you will hold Confidential Information, as defined below, in the strictest confidence; (ii) you will not, directly or indirectly, disclose, divulge or reveal any such Confidential Information to any person or entity; (iii) you will not use any such Confidential Information for your own benefit or benefit of any other person or entity; (iv) you will take such protective measures as may be reasonably necessary to preserve the secrecy and interest of Tyson in the Confidential Information; (v) you will keep all terms (other than those disclosed by Tyson Foods, Inc, in the 8K dated January 9, 2023) of this Agreement confidential, except that you may make necessary disclosures to attorneys or tax advisors that you retain to advise you in connection with this Agreement and/or as may be required by law; and (vi) you will immediately notify Tyson of any unauthorized disclosure or use of any Confidential Information of which you become aware. Notwithstanding the foregoing, this Agreement does not limit your ability to (and you will not breach the confidentiality provisions of this section if you) communicate with any government agency or otherwise participate in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information, without notice to Tyson. Further, this Agreement does not limit your ability to disclose Confidential Information by order of a court, provided you shall promptly inform Tyson of any such order and take reasonable steps to prevent disclosure of Confidential Information until Tyson has been informed of such required disclosure and has had a reasonable opportunity first to seek a protective order.

(i)If you are required to disclose this Agreement, its terms or underlying facts pursuant to court order and/or subpoena, you shall notify Tyson, in writing via overnight mail, within 24 hours of his receipt of such court order or subpoena, and simultaneously provide Tyson with a copy of such court order or subpoena. The notice shall be sent to Adam Deckinger, Head of Law and Global Compliance, 2200 Don Tyson Parkway, Springdale, Arkansas 72762. You agree to waive any objection to Tyson’s request that the document production or testimony be done in camera and under seal.

(ii)You acknowledge that a violation of this Paragraph 8 or any of its subparts would cause immeasurable and irreparable damage to Tyson in an amount incapable of precise determination. Accordingly, you agree that Tyson shall be entitled to injunctive relief in any court of competent jurisdiction for any actual or threatened violation of Paragraph 8 and all of its subparts, in addition to any other available remedies.

(iii)The Parties agree that the terms of this Paragraph 8 and all of its subparts are a material inducement for the execution of this Agreement. Any disclosure or dissemination, other than as described above, or disclosed in the 8K filed by Tyson Foods, Inc. on January 9, 2023 will be regarded as a breach of this Agreement and a cause of action shall immediately accrue for damages and injunctive relief.

As used in this Agreement, “Confidential Information” means and includes the trade secrets, proprietary information, and/or any other information of Tyson and/or one or more of the Releasees (each, including Tyson, a “Tyson Party”), in whatever form, tangible or intangible, that is not generally known to the public and (i) is generated, collected by or utilized in the operations of the Tyson Party’s business and relates to the actual or anticipated business, research or development of the Tyson Party; or (ii) is suggested by or results from any task assigned to you or work performed by you for or on behalf of a Tyson Party. Confidential Information includes information regarding a Tyson Party’s strategies, methods, books, records, and documents; technical information concerning products, formulas, production, distribution, equipment, services, and processes; procurement procedures and pricing techniques; the names of and other information concerning customers, suppliers, vendors, investors, and other business affiliates (such as contact name, service provided, pricing, type and amount of services used, credit and financial data, and/or other information relating to a Tyson Party’s relationship with that business affiliate); pricing strategies and price curves; positions, plans, and strategies for expansion or acquisitions; budgets; customer lists; research; weather data; financial analysis, returns and reports and sales data; trading methodologies and terms; evaluations, opinions, and interpretations of information and data; marketing and merchandising techniques; prospective customers’ names and marks; grids and maps; electronic databases; models; specifications; computer programs; internal business records; contracts benefiting or obligating a Tyson Party; bids or proposals submitted to any third party; technologies and methods; training methods and training processes; organizational structure; personnel information, including salaries of personnel; payment amounts or rates paid to consultants or other service providers; and other information, whether tangible or intangible, in any form or medium (written, electronic, oral, visual or other form).

(9)Non-Disparagement. You further agree that you will not, at any time:

(i)engage in any form of conduct, or make any statement or representation, either oral or written, that disparages, impugns or otherwise impairs the reputation, goodwill or interests of a Tyson Party (including, without limitation, the repetition or distribution of derogatory rumors, allegations, negative reports or comments); or

(ii)direct, arrange or encourage others to make any such derogatory or disparaging statements on your behalf.

Notwithstanding the foregoing, this Agreement does not prevent you from providing (and you will not breach the non-disparagement provisions of this section if you provide) truthful testimony or information in any proceeding or in response to any request from any governmental agency, or judicial, arbitral or self-regulatory forum.

(10)Non-Competition and Non-Solicitation. By this Agreement you acknowledge the terms and conditions of a Non-Competition and Non-Solicitation Agreement signed by you on or about November 1, 2018, and attached hereto as “Exhibit A” and incorporated herein for all purposes.

(11)Protected Rights.

(i)Nothing in Paragraphs 6 through 10 of this Agreement restricts or impedes, in any way, your exercising of protected rights that cannot be waived by agreement, or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed any disclosure required by the law, regulation, or order.
(ii)    Nothing in Paragraphs 6 through 10 of this Agreement prohibits you from reporting an event that you reasonably and in good faith believe is a possible violation of law or regulation to the relevant governmental agency or entity including, but not limited to, the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General, from making other disclosures that are protected under the whistleblower provisions of federal law or regulation, or from cooperating in an investigation conducted by such a governmental agency or entity. You do not need prior authorization of Tyson to make any such reports or disclosures and are not required to notify Tyson that you have made such reports or disclosures.

(iii)You are hereby provided notice that under the 2016 Defend Trade Secrets Act : (1) no individual will be held criminally or civilly liable under Federal or State trade secret law for the disclosure of a trade secret (as defined in the Economic Espionage Act) that: (A) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and, (2) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.

(12)Breach of Confidentiality and Restrictive Covenant Provisions. You further agree and acknowledge that a breach of the Confidentiality or Non-Disparagement provisions of this Agreement, or the Non- Competition and or the Non-Solicitation provisions of Exhibit A, will result in damage or loss to a Tyson Party(ies) which cannot be reasonably or adequately compensated in damages and will cause the Tyson Party(ies) irreparable injury. Accordingly, you further agree, in the event of such breach, that (i) a Tyson Party(ies) shall be entitled to apply for an injunction to restrain such breach, without the need for the posting of any bond or other security and you acknowledge that such an injunction would be reasonable in the event of such breach, (ii) you will forfeit your right to any continued Severance Payments from Tyson or any of the other Releasees pursuant to the terms of the Plan and, in addition, you will account for and pay over to the Tyson Party(ies) all compensation, profits, monies, accruals, increments or other benefits received by you as a result of any transactions constituting such breach, (iii) you shall be obligated to pay to the Tyson Party(ies) its costs and expenses in enforcing such Confidentiality, Non-Disparagement, or Non-Solicitation and Non- Competition provisions. (including court costs, expenses, and reasonable legal fees), and (iv) that Tyson may enforce any and all terms, conditions, remedies or causes of action created or countenanced by the Non- Competition and Non-Solicitation Agreement referenced in Exhibit A and that this Agreement in no way modifies, limits or in any way restricts the applicability of the terms and conditions of the Non-Competition and Non-Solicitation Agreement in Exhibit A. Any request by a Tyson Party for equitable relief shall not be construed to be a waiver of any other rights or remedies the Tyson Party may have for damages or otherwise.

(13)You agree that you will cooperate with Tyson and its internal and external attorneys in the prosecution or defense of any litigation, administrative action, or claims (including those currently pending or brought in the future) related to, arising from, or in connection with events, matters, acts, or omissions which occurred or accrued during your time of employment and to which you may be a witness or other interested party. Tyson will reimburse you for all reasonable expenses, including travel costs, approved in advance and incurred during such cooperation.

(14)Non-Admissions. The facts and terms of this Agreement are not an admission by the parties of liability or other wrongdoing under any law. Further, each party acknowledges and agrees that there has been no determination that either party has violated any federal, state or local law, regulation, order or other legal principle or authority. You further acknowledge that no precedent, practice, policy or usage shall be established by this Agreement or the Separation Payments offered hereunder.

(15)Execution and Revocation. You have twenty-one (21) days to consider this Agreement before signing it. This offer expires and is no longer valid if you do not accept it by signing and returning this Agreement through AdobeSign within the 21day period. Following your execution of this Agreement, you have seven (7) days in which to revoke this Agreement. To be effective, the revocation shall be made in writing and delivered to and received by the HR Connect - Severances Department at the address below no later than the seventh (7th) day after you execute this Agreement. Any attempted revocation not actually received on or before the revocation deadline shall not be effective. This Agreement, in its entirety, will be void and of no force and effect if you choose to revoke it, and you will not receive the Separation Payments. If you do not revoke it, this Agreement shall, on the eighth (8th) day after execution become fully effective and enforceable (the “Effective Date”).

(16)Severability. If any provision of this Agreement is found, held or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable under any controlling law, the remainder of this Agreement shall continue in full force and effect.

(17)Jurisdiction. This Agreement shall in all respects be interpreted, enforced and governed under applicable federal law and in the event reference shall be made to state law, the internal laws of the State of Arkansas shall apply without regard to choice of law principles. Any and all lawsuits, legal actions or proceedings arising out of this Agreement will be brought in Arkansas state court located in Washington County, Arkansas or the federal court of competent jurisdiction sitting in or nearest to Washington County, Arkansas, and each party shall submit to and accept the exclusive jurisdiction of such court for the purpose of such suit, legal action or proceeding. Each party irrevocably waives any objection it may have now or any time in the future to this choice of venue and further waives any claim that any suit, legal action or proceeding brought in any such court has been brought in an inappropriate forum. You shall stipulate in any proceeding that this Agreement is to be considered for all purposes to have been executed and delivered within the geographic boundaries of the State of Arkansas.

(18)Additional Employee Acknowledgments. You hereby acknowledge and agree that:
•You are entering into this Agreement freely, knowingly and voluntarily, and were in no manner coerced into signing it;
•You have been advised to consult with an attorney before signing this Agreement;
•You have read this Agreement in its entirety and understand its terms;
•Subject to the Exclusions from General Release established in Paragraph No. 4 herein, THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS;
•In the event of a group termination as determined by Tyson, you will have received, along with this Agreement, a listing of job titles and ages of Tyson employees selected and not selected for termination in connection with Tyson’s group termination;
•You understand you may take at least twenty-one (21) days to consider this Agreement before signing it;
•You understand that you have seven (7) days after signing this Agreement to revoke it;
•You are not otherwise entitled to the Separation Payments which you will receive in exchange for signing and not later revoking this Agreement; and
•This Agreement is the entire agreement between you and Tyson regarding the termination of your employment with Tyson (and/or any of the other Releasees) and supersedes any and all prior representations or statements to the contrary (written or oral) regarding such termination of employment, except for the terms and conditions of the Non-Competition and Non-Solicitation Agreement attached hereto as Exhibit A, which remain in full force and effect.

(19)    SECTION 409A.
This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (Section 409A) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with
Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, Tyson makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall Tyson be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A.

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SIGNATURES

Please complete this section to accept this Agreement. By signing below, you agree and intend to be legally bound to all of the terms set forth in this Agreement.
Your Name (Please Print):	Scott Spradley
Your Signature:	/s/ Jay Scott Spradley
Date Signed:[1]	01/17/2023

[1] This Agreement should be electronically signed on or after your Termination Date. In accordance with the Plan, Tyson reserves the right to reject, in its sole discretion, any Release Agreement that is signed before the last day of employment.

Tyson Foods, Inc.

By /s/ Leigh Yeargan

Title Chief Counsel

ANY REVOCATION OF THIS AGREEMENT MUST BE PROVIDED TO HUMAN RESOURCES AT THE FOLLOWING ADDRESS:

HR Connect-Severances, CP429 Tyson Foods, Inc.
2200 Don Tyson Parkway Springdale, Arkansas 72762-6999